Ex. 99.28(i)

ROPES & GRAY LLP 191 NORTH WACKER DRIVE 32nd FLOOR CHICAGO, ILLINOIS 60606-4302 WWW.ROPESGRAY.COM
November 19, 2019
PPM Funds 225 W. Wacker Dr. Suite 1200 Chicago, Illinois 60606
Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing of Post-Effective Amendment No. 5 under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 6 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of PPM Funds (the “Trust”) to register an indefinite number of shares of beneficial interest designated as institutional shares (the “Shares”) of PPM Core Fixed Income Fund and PPM Investment Grade Credit Fund, each a new series of the Trust, as described in said Post-Effective Amendment (each a “Series”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act.

In connection with this opinion, we have examined the Trust’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) (as on file in the office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston), its By-Laws and such other documents as we have deemed necessary for the purpose of this opinion.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

We are familiar with the actions taken by the Board of Trustees of the Trust to authorize the issuance of the Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares of the Series under any applicable state and federal laws regulating offerings and sales of securities. We also have assumed that the Shares of the Series will be sold for the consideration described in the Post-Effective Amendment, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per share of such Shares.

We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Declaration of Trust.  For purposes of this opinion, we have relied solely on a certificate of good standing received from the Secretary of the Commonwealth of Massachusetts with respect to the Trust’s standing as  a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and for purposes of this opinion have assumed that the interpretation and enforcement of each provision of the Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts.  Our opinion is limited accordingly.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

The opinion expressed herein is limited to matters governed by the Securities Act and the Investment Company Act, and the rules and regulations promulgated thereunder (together, the "Federal Securities Laws"), and the laws of the Commonwealth of Massachusetts. In particular, we express no opinion with respect to any matter governed by the securities or blue sky laws of the various states of the United States of America. To the extent that any opinion herein relates to matters governed by any laws other than the Federal Securities Laws and/or the laws of the Commonwealth of Massachusetts, we have assumed that such laws are the same as the Federal Securities Laws and/or the laws of the Commonwealth of Massachusetts in all relevant respects.

Based upon and subject to the foregoing, we are of the opinion that (i) the issue and sale of the authorized but unissued Shares of each Series have been duly authorized under Massachusetts law and (ii) upon the original issue and sale of your authorized but unissued Shares of each Series and upon receipt of the authorized consideration therefore in an amount not less than the net asset value of the Shares of the Series established and in force at the time of their sale (plus any applicable sales charge), the Shares of the Series issued will be validly issued, fully paid and non-assessable by the Trust.

The opinion expressed herein is solely for your benefit in connection with the Post-Effective Amendment and may not be relied on in any manner or for any purpose by any other person, nor may copies be furnished to any other person without our prior written consent, except that you may furnish copies hereof: (a) to your independent auditor and legal counsel; (b) to any federal or state authority having regulatory jurisdiction over you; (c) pursuant to order or legal process of any court or governmental agency; and (d) in connection with any legal action arising out of the offering of the Shares as described in the Post-Effective Amendment.  The opinion expressed in this letter is limited to the matter set forth in this letter, and no other opinion should be inferred beyond the matter expressly stated. The opinion expressed herein is given only as of the date hereof, and we undertake no responsibility to update or supplement this opinion letter after the date hereof for any reason.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability to any party in connection with Trust property or the acts, obligations or affairs of the Trust or any Series thereof. The Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the Trust itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP